Exhibit 99.1



       Rayovac Announces Record Fourth Quarter and Fiscal 2004 Results

    ATLANTA, Nov. 10 /PRNewswire-FirstCall/ -- (NYSE: ROV) Rayovac Corporation announced fiscal 2004 fourth quarter diluted earnings per share of 52 cents and pro forma diluted earnings per share of 60 cents, two cents higher than First Call mean estimates. These results compare to diluted earnings per share of 39 cents and pro forma diluted earnings per share of 49 cents for the comparable prior year period. (Pro forma diluted EPS excludes the impact of certain items described in further detail in this release and in the attached Table 3, "Reconciliation of GAAP to Pro Forma Financial Data.")
    "Fiscal 2004 has been a year of tremendous progress for Rayovac, as our strong fourth quarter results clearly demonstrate," said Dave Jones, chairman and CEO. "We saw solid twelve percent sales growth in our global battery business and very strong eighteen percent top line growth from Remington as compared with Remington's 2003 results. The integration of the Remington acquisition is complete and the resulting synergies will meet our target of approximately $35 million. The cash flow we generated during fiscal 2004 has allowed us to invest in high return areas of our business while lowering debt levels significantly. These accomplishments should position Rayovac for another successful year in fiscal 2005."
    Financial results for the fourth quarter and the fiscal year ended September 30, 2004 include results from Remington Products Company LLC (Remington), which was acquired on September 30, 2003, Ningbo Baowang Battery Company (Ningbo), acquired on March 31, 2004, and Microlite S.A. (Microlite), acquired on May 28, 2004. Financial results for the periods preceding the respective transaction dates exclude Remington, Ningbo and Microlite. Throughout this release, references are made to pro forma operating income, pro forma net income and pro forma diluted EPS. See attached Table 3, "Reconciliation of GAAP to Pro Forma Financial Data," for a complete reconciliation of operating income, net income and diluted EPS on a GAAP basis to pro forma operating income, pro forma net income and pro forma diluted EPS for the quarter and fiscal year ended September 30, 2004 and the comparable periods last year.

    Fourth Quarter Results
    Fourth quarter net sales were $377.0 million, compared to $252.0 million for the same period last year, representing an increase of $125.0 million, or 50 percent.
    Net sales increases were realized in all three geographic regions, driven by the Remington, Ningbo and Microlite acquisitions, improved battery sales and favorable foreign exchange rates. Remington contributed $94.3 million to fourth quarter sales, and the Ningbo and Microlite acquisitions approximately $15 million. Favorable foreign exchange rates accounted for approximately four percent of the sales growth.
    Operating income, which increased to $46.5 million compared with $28.3 million for the same period last year, benefited from the Remington acquisition and improved profitability in North America and Europe, slightly offset by expected operating losses from Ningbo and Microlite. The current quarter's operating results include $4.9 million in restructuring and related costs associated with the Remington integration. Fiscal 2003 fourth quarter results include $0.9 million in restructuring and related costs associated with the acquisition of VARTA and certain North American cost initiatives.
    Pro forma operating income was $51.4 million, an increase of $18.3 million, or 55 percent, as compared to the $33.1 million reported last year. The increase resulted primarily from the Remington acquisition, improved battery sales and the favorable impact of restructuring and cost improvement initiatives.
    Interest expense for the quarter increased to $16.7 million from $9.1 million last year as a result of higher debt levels attributable to acquisitions.
    Net income for the fourth quarter was $18.2 million compared with net income of $12.9 million in the prior year. Primary drivers of the increase were the acquisition of Remington, improved battery sales, favorable foreign exchange rates and the impact of restructuring and cost improvement initiatives. Diluted earnings per share were 52 cents compared to 39 cents last year.
    Pro forma net income was $21.2 million as compared with last year's
$15.9 million. Pro forma diluted earnings per share were 60 cents, representing a 22 percent increase compared to pro forma diluted earnings per share of 49 cents in the prior year. The improved net income was the result of the Remington acquisition, increased battery sales and the favorable impact from restructuring and cost improvement initiatives.
    North American net sales were $169.4 million, up from $108.8 million reported last year. The $60.6 million increase was in large part due to the Remington acquisition, which contributed net sales of $47.4 million. North American battery sales increased 14 percent primarily driven by a strong 16 percent growth in alkaline batteries. North American segment profitability improved to $45.1 million, up from the $19.8 million reported last year, largely due to the benefits of the Remington acquisition, improved battery sales and the favorable impact of restructuring and cost improvement initiatives.
    European/Rest of World net sales were $164.6 million, versus
$108.7 million reported last year. The Remington and Ningbo acquisitions contributed $46.9 million and $5.0 million, respectively, to 2004 net sales. Segment profitability for the quarter was $22.0 million, an improvement of 49 percent compared with $14.8 million last year, largely due to the Remington acquisition, as well as the benefit of integration initiatives implemented in 2003.
    In Latin America, net sales increased to $43.0 million as compared to $34.5 million in the fourth quarter last year. The inclusion of $10.0 million in net sales from Microlite was somewhat offset by sales softness in Mexico and unfavorable foreign exchange rates. Latin American segment profitability of $2.8 million declined from last year's $6.8 million as a result of margin pressure in Mexico and the Andean region and the inclusion of Microlite's results.
    Corporate expenses were $18.5 million, up from $12.2 million for the prior year period. The increase was primarily due to the Remington acquisition, as well as investment in new product development, increased compensation, legal and professional fees.

    Fiscal Year 2004 Results
    Net sales for the fiscal year ended September 30, 2004 were $1,417.2 million, a 54 percent increase compared with $922.1 million in the prior year. Operating income was $156.2 million, compared with $59.6 million reported last year. The improved results were attributable to the Remington acquisition, favorable foreign exchange rates, improved battery sales and a reduced level of restructuring charges and related costs associated with the integration of acquisitions. Operating income for 2004 included a net
$11.4 million expense for restructuring and related costs. The 2003 operating results included $32.6 million in restructuring and other related costs, reflecting the integration of the VARTA consumer battery business and other global initiatives.
    Pro forma operating income was $167.6 million, a 70 percent increase versus the $98.4 million in 2003. The $69.2 million increase was primarily attributable to the Remington acquisition, improved battery sales and the benefit of restructuring initiatives implemented in 2003.
    Interest expense rose to $65.7 million from $37.2 million last year, primarily as a result of higher debt levels associated with the Remington acquisition.
    Net income for fiscal 2004 was $55.8 million compared with $15.5 million in 2003. The $40.3 million increase was primarily attributable to the Remington acquisition and increased battery sales as well as the reduction in restructuring charges. Diluted earnings per share for fiscal 2004 were $1.61 in 2004 compared to 48 cents in the prior year.
    Pro forma diluted earnings per share for fiscal 2004 were $1.83 compared to pro forma diluted earnings per share of $1.27 last year, representing a 44 percent improvement. The increase is primarily attributable to the Remington acquisition, increased battery sales and the favorable impact of restructuring initiatives.
    North American net sales for fiscal 2004 were $654.0 million, compared with $375.6 million reported last year. The $278.4 million increase was largely due to the impact of the Remington acquisition, which contributed sales of $240.7 million, and strong battery sales led by a 13 percent growth in alkaline batteries. North American alkaline battery sales represented
18 percent of consolidated global net sales for the year. North American segment profitability was $130.7 million as compared with $64.8 million reported last year. The profitability improvement reflects the inclusion of results from the Remington acquisition, increased battery sales and the favorable impact of restructuring and cost improvement initiatives.
    European/Rest of World net sales were $618.0 million versus $421.5 million reported last year, primarily driven by acquisitions and favorable foreign exchange rates. The Remington and Ningbo acquisitions contributed net sales of $147.2 million and $8.4 million, respectively. Segment profitability increased to $96.2 million, largely due to the benefits of the Remington acquisition and the favorable impact of the recently completed VARTA integration initiatives.
    In Latin America, 2004 net sales increased to $145.2 million from $125.0 million in the prior year. The contribution of $12.8 million from the Microlite acquisition and improved battery sales throughout the region were offset by unfavorable exchange rates. Latin American segment profitability was $11.7 million compared to $17.7 million last year, primarily the result of margin pressure in Mexico and the Andean region and the inclusion of Microlite's results.
    Corporate expenses increased to $71.0 million as compared with $44.1 million for the same period last year. The increase was primarily due to the inclusion of Remington costs, an increased investment in research and development costs, and increases in incentive compensation, legal and professional expenses.
    Total debt as of September 30, 2004 was $829.9 million, a reduction of $113.5 million from September 30, 2003. Included in the debt reduction was the retirement of $56.0 million of outstanding notes assumed as part of the Remington acquisition and a $132.9 million reduction in the senior credit facilities. Partially offsetting this decrease were additional borrowings and assumed debt, net of cash, totaling $62.1 million related to the Ningbo and Microlite acquisitions. The impact of foreign currency exchange rates on debt as of September 30, 2004 was $13.3 million.

    Acquisitions
    On March 31, 2004, the Company completed its acquisition of an 85 percent equity interest in Ningbo Baowang Battery Company of Ninghai, China. On May 28, 2004, Rayovac finalized its acquisition of Microlite, S.A., the largest independent consumer battery company in Brazil. The financial results of the Ningbo and Microlite acquisitions were reported as part of Rayovac's consolidated results subsequent to these transaction dates. Ningbo and Microlite contributed $8.4 million and $12.8 million in net sales, respectively.

    Restructuring Initiatives
    The integration of the company's acquisition of Remington was completed during fiscal 2004, ahead of the announced timetable. The company estimates that synergies resulting from the Remington integration initiatives will approximate $35 million. Restructuring and related costs of $11.4 million, primarily related to the Remington integration, were charged to earnings during fiscal 2004.
    Integration initiatives included:

    -- Integration of Remington's North American operations into Rayovac's existing business structure.
    -- Consolidation of Remington's European operations into Rayovac's
       European business unit.
    -- Combination of Remington's and Rayovac's distribution facilities in
       North America and Europe.
    -- Merging of Rayovac and Remington research and development functions into a single corporate research facility in Madison, WI.
    -- Consolidation of the Remington manufacturing operations in Bridgeport, CT, into Rayovac's manufacturing facility in Portage, WI.

    Remington Service Centers
    The Company has reflected Remington's retail service centers in the United States and United Kingdom as discontinued operations. These service centers were closed during fiscal 2004 as part of the Remington integration initiatives. No further financial impact from discontinued operations is expected.

    Fiscal Year 2005 Outlook
    The Company is raising its expectations for fiscal year 2005 diluted earnings per share to a range of $2.10 to $2.15. This represents an increase of approximately fifteen to seventeen percent over fiscal 2004 pro forma results. Fiscal 2005 net sales are expected to approximate $1.5 billion.

    Non-GAAP Measurements
    To assist investors in the reconciliation of GAAP financial reporting to pro forma results, which present operating results on a basis excluding adjustments, the Company provides a reconciliation in the Investor Relations section of its website, which can be found at http://www.rayovac.com . A reconciliation of GAAP to pro forma financial data is also included as Table 3 of this press release.
    Rayovac management and certain investors use these pro forma results of operations to assist in measuring the Company's current and future financial performance and to identify trends in its financial condition and results of operations. Management believes these pro forma results provide useful supplemental information to assist investors in analyzing the Company's financial position and results of operations. However, pro forma results are not intended to replace the presentation of the Company's GAAP financial results and should be read in conjunction with those GAAP results. The Company provides this information to investors to assist in a meaningful comparison of past, present and future operating results and as a means to isolate the results of on-going core operations.

    Rayovac Corporation is a global consumer products company with a diverse portfolio of world-class brands, including Rayovac, VARTA and Remington. With operations on six continents and more than 6,500 employees, Rayovac is one of the largest battery, lighting and personal grooming products companies in the world. Rayovac trades on the New York Stock Exchange under the ROV symbol.

    Certain matters discussed in this news release, with the exception of historical matters, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands, or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products offered by Rayovac, (3) changes in the general economic conditions where we do business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (4) our ability to successfully implement-manufacturing, distribution and other cost efficiencies and integrate our recent acquisitions, (5) various other factors, including those discussed herein and those set forth in Rayovac's most recently filed Form 10-Q and Annual Report on Form 10-K.


    Attached

    Table 1 - Condensed Consolidated Statements of Operations

    Table 2 - Supplemental Financial Data

    Table 3 - Reconciliation of GAAP to Pro Forma Financial Data

    Table 4 - Reconciliation of Net Sales to Include Remington Net Sales for
              Fiscal Year 2003

    Table 5 - Reconciliation of GAAP Net Income to Adjusted EBITDA


                                   Table 1
                             RAYOVAC CORPORATION
               Condensed Consolidated Statements of Operations
For the three month periods and fiscal years ended September 30, 2004 and 2003
                                 (Unaudited)
                   (In millions, except per share amounts)


                             THREE MONTHS                FISCAL YEAR
                       F2004     F2003  INC(DEC)   F2004     F2003   INC(DEC)
                                           %                           %
    Net sales         $377.0    $252.0   49.6%  $ 1,417.2    $922.1   53.7%
    Cost of goods sold 221.1     154.1              811.9     549.5
    Restructuring and
     related charges     0.4      (0.7)              (0.8)     21.1
      Gross profit     155.5      98.6   57.7%      606.1     351.5   72.4%

    Selling             73.3      47.4              293.1     185.2
    General and
     administrative     23.4      18.5              121.3      80.9
    Research and
     development         7.8       2.8               23.3      14.3
    Restructuring and
     related charges     4.5       1.6               12.2      11.5

    Total operating
     expenses          109.0      70.3              449.9     291.9

      Operating
       income           46.5      28.3   64.3%      156.2      59.6  162.1%

    Interest expense    16.7       9.1               65.7      37.2
    Non-operating
     expense               -         -                  -       3.1 (a)
    Other expense
     (income), net       0.5      (0.1)                 -      (3.7)
    Minority interest   (0.1)        -               (0.1)        -

      Income from
       continuing
       operations
       before
       income taxes     29.4      19.3               90.6      23.0

    Income tax expense  11.1       6.4               34.4       7.5

      Income from
       continuing
       operations       18.3      12.9               56.2      15.5

    Loss from
     discontinued
     operations, net
     of tax             (0.1)(b)     -               (0.4)(b)     -

      Net income       $18.2     $12.9              $55.8     $15.5

    Average shares
     outstanding        34.1      31.9               33.4      31.8

    Income from
     continuing
     operations        $0.53     $0.40              $1.68     $0.49
    Discontinued
     operations            -         -              (0.01)        -
    Basic earnings per
     share             $0.53     $0.40              $1.67     $0.49

    Average shares and
     common stock
     equivalents
     outstanding        35.2      32.7               34.6      32.6

    Income from
     continuing
     operations        $0.52     $0.39              $1.62     $0.48
    Discontinued
     operations            -         -              (0.01)        -
    Diluted earnings
     per share         $0.52     $0.39              $1.61     $0.48


    (a) The fiscal year ended September 30, 2003 reflects the write-off of unamortized debt issuance costs of $3.1 million attributable to the refinancing of the Company's credit facility as part of the VARTA acquisition.

    (b) The three month and fiscal year ended September 30, 2004 reflect the after-tax net income of the Remington retail store business, which the Company is treating as a discontinued operation at the end of the period.



                                   Table 2
                             RAYOVAC CORPORATION
                         Supplemental Financial Data
For the three month periods and fiscal years ended September 30, 2004 and 2003
                                 (Unaudited)
                               ($ In millions)


    Supplemental Financial
     Data                    F2004        F2003
    Cash                     $15.8       $107.8

    Trade receivables, net  $270.0       $255.2
      Days Sales
       Outstanding (a)          63           65

    Inventory, net          $264.7       $219.3
      Inventory
       Turnover (b)            3.8          3.6

    Total Debt              $829.9       $943.4

    EBITDA                  $202.1       $133.8


                                  THREE MONTHS             FISCAL YEAR
    Supplemental Cash Flow
     Data                    F2004        F2003        F2004        F2003
    Depreciation and
     amortization,
     excluding amortization
     of debt issuance costs   $9.5         $7.7        $34.5        $31.6

    Capital expenditures     $12.8         $8.8        $30.2        $26.1

                                   THREE MONTHS             FISCAL YEAR
    Supplemental Segment
     Sales & Profitability   F2004        F2003        F2004        F2003
    Net Sales
      North America         $169.4       $108.8      $ 654.0       $375.6
      Europe/ROW             164.6        108.7        618.0        421.5
      Latin America           43.0         34.5        145.2        125.0
        Total net sales     $377.0       $252.0     $1,417.2       $922.1

    Segment Profit
      North America          $45.1        $19.8      $ 130.7        $64.8
      Europe/ROW              22.0         14.8         96.2         53.8
      Latin America            2.8          6.8         11.7         17.7
        Total segment profit  69.9         41.4        238.6        136.3

    Corporate                 18.5         12.2         71.0         44.1
    Restructuring and
     related charges           4.9          0.9         11.4         32.6
    Interest expense          16.7          9.1         65.7         37.2
    Non-operating expense        -            -            -          3.1
    Other expense (income),
     net                       0.5         (0.1)           -         (3.7)
    Minority interest         (0.1)           -         (0.1)           -


      Income from continuing
       operations before
       income taxes          $29.4        $19.3        $90.6        $23.0

    (a) Reflects receivables, net divided by average daily sales during the quarter. 2003 adjusted to include Remington net sales.
    (b) Reflects cost of sales during the year divided by average net inventories. 2003 adjusted to include Remington cost of sales.


                                   Table 3
                             RAYOVAC CORPORATION
              Reconciliation of GAAP to Pro Forma Financial Data
For the three month periods and fiscal years ended September 30, 2004 and 2003
                                 (Unaudited)
                   (In millions, except per share amounts)

                                           THREE MONTHS

                                  2004                     2003

                                        Excluding                    Excluding
                         As      Non-     Non-       As      Non-      Non-
                     reported recurring recurring reported recurring recurring

    Net sales (a)     $377.0      $-      $377.0   $252.0    $3.9     $255.9

    Gross profit
     (a), (b)          155.5     0.4       155.9     98.6     3.2      101.8
      Gross profit %
       of sales         41.2%               41.4%    39.1%              39.8%

    Operating
     expenses (b)      109.0     4.5       104.5     70.3     1.6       68.7
    Operating income    46.5     4.9        51.4     28.3     4.8       33.1
      Operating income
       % of sales       12.3%               13.6%    11.2%              12.9%

    Income from
     continuing
     operations before
     income taxes (c)   29.4     4.9        34.3     19.3     4.8       24.1

    Income from
     continuing
     operations         18.3     3.0        21.3     12.9     3.0       15.9

    Loss from
     discontinued
     operations,
     net of tax (d)     (0.1)    0.1           -        -       -          -

       Net income       18.2     3.0        21.2     12.9     3.0       15.9


    Basic earnings
     per share         $0.53   $0.09       $0.62    $0.40   $0.10      $0.50


    Diluted earnings
     per share         $0.52   $0.08       $0.60    $0.39   $0.10      $0.49


    (a) For Fiscal 2003, reflects the impact of North America retailer repricing programs of approximately $3.9 million associated with the Company's new alkaline pricing program announced in the second quarter of Fiscal 2003.

    (b) For Fiscal 2003, reflects the impact of initiatives related to the integration of the VARTA consumer battery business and other global restructuring initiatives, including the closure of the Company's Mexico City, Mexico plant and consolidation of the Madison, Wisconsin packaging facility and Middleton, Wisconsin distribution center into a combined facility in Dixon, Illinois. Details may be found in reports filed on Form 10-K for the fiscal year ended September 30, 2003.

    (c) For Fiscal 2004, includes Remington integration initiatives, including stay bonuses, relocation costs to the Company's new warehouse in Nashville, Tennessee and new Corporate headquarters in Atlanta, Georgia, and net changes in estimates following completion of Fiscal 2003 restructuring initiatives.

         For Fiscal 2003, includes the non-recurring items discussed in footnotes (a) and (b) and the write-off of unamortized debt issuance costs of approximately $3.1 million attributable to the refinancing of the Company's credit facility as part of the VARTA acquisition. Details may be found in reports on Form 10-K for the fiscal year ended September 30, 2003.

    (d) For Fiscal 2004, reflects the after-tax net income of the Remington retail store business which the Company is treating as a discontinued operation at the end of the period.


                             Table 3 (continued)
                             RAYOVAC CORPORATION
              Reconciliation of GAAP to Pro Forma Financial Data
For the three month periods and fiscal years ended September 30, 2004 and 2003
                                 (Unaudited)
                   (In millions, except per share amounts)


                                         FISCAL YEAR
                               2004                         2003
                                      Excluding                     Excluding
                       As      Non-     Non-        As       Non-     Non-
                   reported recurring recurring  reported recurring recurring

    Net sales (a)  $ 1,417.2      $-  $ 1,417.2   $922.1     $6.2    $928.3


    Gross profit
     (a), (b)          606.1    (0.8)     605.3    351.5     27.3     378.8

      Gross profit %
       of sales         42.8%              42.7%    38.1%              40.8%


    Operating
     expenses (b)      449.9    12.2      437.7    291.9     11.5     280.4

    Operating income   156.2    11.4      167.6     59.6     38.8      98.4

      Operating income
       % of sales       11.0%              11.8%     6.5%              10.6%

    Income from
     continuing
     operations before
     income taxes (c)   90.6    11.4      102.0     23.0     41.9      64.9
    Income from
     continuing
     operations         56.2     7.1       63.3     15.5     26.0      41.5

    Loss from
     discontinued
     operations, net
     of tax (d)         (0.4)    0.4          -        -        -         -

       Net income       55.8     7.5       63.3     15.5     26.0      41.5


    Basic earnings
     per share         $1.67   $0.22      $1.89    $0.49    $0.82     $1.31


    Diluted earnings
     per share         $1.61   $0.22      $1.83    $0.48    $0.79     $1.27


    (a) For Fiscal 2003, reflects the impact of North America retailer repricing programs of approximately $6.2 million associated with the Company's new alkaline pricing program announced in the second quarter of Fiscal 2003.

    (b) For Fiscal 2004, reflects the completion of last year's global restructuring initiatives and the impact of initiatives related to the integration of the Remington business.

         For Fiscal 2003, reflects the impact of initiatives related to the integration of the VARTA consumer battery business and other global restructuring initiatives, including the closure of the Company's Mexico City, Mexico plant and consolidation of the Madison, Wisconsin packaging facility and Middleton, Wisconsin distribution center into a combined facility in Dixon, Illinois. Details may be found in reports filed on Form 10-K for the fiscal year ended September 30, 2003.

    (c) For Fiscal 2004, includes Remington integration initiatives, including stay bonuses, relocation costs to the Company's new warehouse in Nashville, Tennessee and new Corporate headquarters in Atlanta, Georgia, and net changes in estimates following completion of Fiscal 2003 restructuring initiatives.

         For Fiscal 2003, includes the non-recurring items discussed in footnotes (a) and (b) and the write-off of unamortized debt issuance costs of approximately $3.1 million attributable to the refinancing of the Company's credit facility as part of the VARTA acquisition. Details may be found in reports on Form 10-K for the fiscal year ended September 30, 2003.

    (d) For Fiscal 2004, reflects the after-tax net income of the Remington retail store business which the Company is treating as a discontinued operation at the end of the period.



                                   TABLE 4
                             RAYOVAC CORPORATION
                             Net Sales Comparison
        For the three month periods ended September 30, 2004 and 2003
                                 (Unaudited)
                                (In millions)

                           Fiscal 2004                   Fiscal 2003

                                       Total as  Rayovac as           Combined
                    Rayovac  Remington Reported  Reported   Remington   Total

    North America    $122.0    $47.4     $169.4   $108.8      $47.7    $156.5
    Europe/ROW        117.7     46.9      164.6    108.7       30.7     139.4
    Latin America      43.0        -       43.0     34.5          -      34.5

    Total Net
     Sales           $282.7    $94.3     $377.0   $252.0      $78.4    $330.4


                             Net Sales Comparison
            For the fiscal years ended September 30, 2004 and 2003
                                 (Unaudited)
                                (In millions)

                            Fiscal 2004                    Fiscal 2003
                                       Total as  Rayovac as           Combined
                    Rayovac  Remington Reported  Reported   Remington   Total

    North America    $413.3   $240.7     $654.0   $375.6     $225.1    $600.7
    Europe/ROW        470.8    147.2      618.0    421.5      103.1     524.6
    Latin America     145.2        -      145.2    125.0          -     125.0

    Total Net
     Sales         $1,029.3   $387.9   $1,417.2   $922.1     $328.2  $1,250.3

    Note: Excludes Remington service centers in all periods presented.



                                   Table 5
                             RAYOVAC CORPORATION
             Reconciliation of GAAP Net Income to Adjusted EBITDA
              For Fiscal Years Ended September 30, 2004 and 2003
                                (in millions)


                                                       F2004          F2003


    GAAP Net Income                                    $55.8          $15.5

    Add back: Interest                                  65.7           37.2
              Taxes                                     34.4            7.6
              Depreciation and amortization             34.5           31.6

    Special Charges / Other:
              Restructuring and related charges         11.4           32.6
              Discontinued Operations                    0.4              -
              Retailer repricing programs                  -            6.2
              Write-off of unamortized debt issue costs    -            3.1
              Minority interest                         (0.1)             -

    Adjusted EBITDA                                   $202.1         $133.8

SOURCE  Rayovac Corporation
    -0-                             11/10/2004
    /CONTACT: Nancy O'Donnell of Rayovac Corporation, +1-770-829-6208/ /Web site: http://www.rayovac.com /
    (ROV)

CO:  Rayovac Corporation
ST:  Georgia
IN:  CHM
SU:  ERN ERP